Exhibit 99.1
For release at 9:00 am ET
Contact:
Chad Rubin, Investor Relations Contact, The Trout Group LLC – 646.378.2947
Media contact:
Lauren Townsend, Spectrum Science Communications – 202.955.6222 Ext. 2586
DUSA ANNOUNCES UPDATE ON NICOMIDE® STATUS
WILMINGTON, Mass. (July 18, 2008) — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA) reported today that Nicomide®, a vitamin-mineral product currently prescribed by dermatologists, will no longer be manufactured and marketed as a prescription product. The decision comes as a proactive action in response to discussions with the Food and Drug Administration (FDA).
     Shortly after DUSA acquired Nicomide through its merger with Sirius Laboratories, Inc. in March 2006, the FDA announced the strengthening of its efforts to enforce and implement its policy entitled “Marketed New Drugs without Approved NDAs or ANDAs” which seeks to ensure that certain prescription products, like Nicomide, which were historically marketed without approved FDA pre-market applications, comply in a timely manner with current regulations.
     DUSA has placed a voluntary hold on existing inventory of Nicomide under its control pending an upcoming meeting with the FDA. The disposition of this inventory will be determined by the outcome of the meeting. In parallel, repackaging efforts are underway to re-label additional inventory with DSHEA (Dietary Supplement Health and Education Act) compliant labeling.
     The company’s total revenues for the full year ended December 31, 2007 and three-month period ended March 31, 2008 were $27.7 million and $7.9 million, respectively. Of the total revenues for these periods, $9.4 million and $2.1 million, respectively, were derived from the sale of Non-Photodynamic Therapy (Non-PDT) products. Nicomide represented the substantial majority of DUSA’s Non-PDT revenues in both periods. The company expects both the price and volumes of the Nicomide DSHEA labeled product to be considerably less than historical Nicomide levels.
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     “After reviewing various options, this commercial strategy, in light of the current regulatory environment, will allow DUSA to explore new marketing channels, product categories (DSHEA) and the possible sale or licensing of the product in order to meet strong product demand while DUSA complies with FDA policy guidelines,” said Bob Doman, President and CEO of DUSA. “The company’s focus has and will be to maximize revenue across its entire product portfolio which includes Levulan® Photodynamic Therapy (PDT) and to continue to explore new strategic opportunities that will position DUSA as a leader in the dermatology community.”
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of Grade 1 or 2 actinic keratoses of the face or scalp, and is being studied for the treatment of acne. DUSA’s other dermatology product is ClindaReach™. DUSA is also researching additional indications for internal uses of Levulan PDT including oral Leukoplakia. DUSA is based in Wilmington, Mass. Please visit the company’s website at www.dusapharma.com for more information.
Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the disposition of inventory, expectations regarding the price and volumes of a relabeled product, beliefs concerning commercial strategies, focus for the business and position in the dermatology community. Furthermore, the factors that may cause differing results include the uncertainties of regulatory action, ability to market the product with DSHEA labeling, availability of capital, compliance with regulatory regulations, and other risks identified in DUSA’s SEC filings from time to time.
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